AMENDMENT NO. 1
TO SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
Dated June 9, 2023
by and between
EA Series Trust and
Empowered Funds, LLC

Funds	Fee	Effective
Astoria US Equal Weight Quality Kings ETF	0.49%	June 9, 2023
Astoria US Quality Growth Kings ETF	0.35%	September 6, 2024
Astoria International Quality Growth Kings ETF	0.58%	September 6, 2024

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of September 6, 2024.

EA SERIES TRUST
On behalf of its series funds listed on Schedule A

By:	/s/ Patrick Cleary
Name:	Patrick Cleary
Title:	President and Chief Executive Officer

EMPOWERED FUNDS, LLC

By:	/s/ Sean Hegarty
Name:	Sean Hegarty
Title:	Chief Operating Officer